September 2, 2015
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of U.S. Auto Parts Network Inc.’s Form 8-K dated September 2, 2015, and have the following comments:

1.	We agree with the statements made in the second and third paragraphs and the first sentence of paragraph four.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph, the second sentence of the fourth paragraph, or the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP